Exhibit 5

Austin Law Firm
1531 Hodges Street
Lake Charles, LA 70601
Tel: 337.433.5767
Fax: 337.433.0073

January 14, 2006


The Board of Directors
Intrepid Holdings, Inc.
3200 Wilcrest Drive, Suite 380
Houston, Texas 77042

Dear Sirs:

You have requested my opinion as counsel for Intrepid Holdings, Inc., a Nevada corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), and the Rules and regulations promulgated thereunder, of an aggregate of 3,000,000 (the "Shares") of the Company's common stock, par value $0.001 per share (the "Common Stock"), pursuant to a Registration Statement on Form S-8 (the "Registration Statement").

For purposes of this opinion, I have examined the Registration Statement to be filed with the Securities and Exchange Commission, and the description of the securities and the "2005 Stock Plan for Directors, Officers and Consultants" to which the registration relates exhibits thereto. I have also been furnished with and have examined originals or copies, certified or otherwise identified to my satisfaction, of all such records of the Company, agreements and other instruments, certificates of officers and representatives of the Company, certificates of public officials and other documents as I have deemed it necessary to require as a basis for the opinions hereafter expressed, including the Articles of Incorporation. As to questions of fact material to such opinions, I have, where relevant facts were not independently established, relied upon certifications by principal officers of the Company. I have made such further legal and actual examination and investigation as I deem necessary for purposes of rendering the following opinions.

In my examination I have assumed the genuineness of all signatures, the legal capacity of natural persons, the correctness of facts set forth in certificates, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as certified or photostatic copies, and the authenticity of the originals of such copies. I have also assumed that such documents have each been duly authorized, properly executed and delivered by each of the parties thereto other than the Company.

Based on the foregoing, it is my opinion that under Nevada law all of the Shares, when issued and delivered and when sold and delivered in the manner described in the Prospectus, will be legally and validly issued, fully paid and nonassessable.

                                                Sincerely,
                                               /s/ Kathy Delaney
                                               -------------------------

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